Exhibit 99.1


     DPAC Technologies Reports Financial Results for Quarter and
                 Fiscal Year Ended February 29, 2004

    GARDEN GROVE, Calif.--(BUSINESS WIRE)--April 21, 2004--DPAC
Technologies Corp. (Nasdaq:DPAC):

    -- Fiscal year 2004 ends with non-cash write-offs as DPAC transitions to new product lines for industrial wireless connectivity solutions

    -- DPAC's Airborne wireless solutions products seen as providing strong opportunity for future growth.

    DPAC Technologies Corp. (Nasdaq:DPAC), a provider of wireless connectivity solutions and space-saving specialty high density electronic components, today reported results for its year ended February 29, 2004 and its fourth quarter of fiscal year 2004.

    Fiscal Year Operating Results

    For the fiscal year ended February 29, 2004, revenue was $19.6 million, a 43.3 percent decrease from prior fiscal year revenue of $34.5 million. The loss, before income taxes, for the fiscal year was $9.2 million, compared with pre-tax income of $0.7 million for fiscal year 2003. The fiscal year 2004 results include $3.9 million ($1.2 million of which is included in cost of sales), in asset write-downs, severance and other restructuring charges incurred due to the decreased demand of the legacy product line and also the positioning of the company to focus on the growth of the wireless connectivity products. In addition, during the third quarter of fiscal year 2004 the Company had fully reserved its previously recognized deferred tax asset, resulting in a charge to yearend earnings of $4.8 million. This results in a net loss for the fiscal year ended February 28, 2004 of $13.9 million or $0.66 per diluted share as compared to net income of $2.5 million or $0.12 per diluted share for the previous fiscal year. At the end of fiscal year 2004, the Company had $19.5 million in available tax loss carry-forwards for utilization against future taxable earnings. Research and Development costs were $2.8 million in fiscal year 2004 compared to $2.1 million in the previous year.

    Fourth Quarter Fiscal 2004 Operating Results

    Fourth quarter revenue was $5.6 million, a 9.7 percent decrease from revenue of $6.2 million for the fourth quarter of fiscal year 2003. Net loss for the fourth quarter was $4.5 million or $0.21 per diluted share, as compared to net loss of $0.4 million or $0.02 per diluted share for the same period last year. The fourth quarter results for fiscal year 2004 include $3.1 million in severance, asset write-downs and restructuring costs.
    Fourth quarter SG&A (sales, marketing and general administrative) expenses were $1.48 million in the current year compared with $1.51 million in the fourth quarter of 2003. The slight decrease in SG&A was primarily related to a decrease in payroll and other costs associated with the stacking product line. Included in the fourth quarter were restructuring and impairment charges relating to $1.16 million in severance related costs, $960,000 in the write-off of the DuraStack equipment and $320,000 relating to a cancelled lease. Research and development expenses were $560,000 or 9.9 percent of revenue, compared to $690,000 or 11.1 percent of revenue for the fourth quarter of fiscal 2003, reflecting the completion of the initial Airborne wireless products and the shift to a production environment.

    Balance Sheet Summary

    At February 29, 2004, DPAC had total assets of $13.1 million, including cash and cash equivalents of $4.5 million. Shareholders equity at February 29, 2004 was $10.1 million.

    Comment and Outlook

    Kim Early, DPAC's interim chief executive officer, commented on the fiscal year 2004 performance and discussed the new wireless market and product opportunities for the Company:
    "Since my appointment to this position, I have strived to define the challenges the company faced in dealing with declining stacking revenues, a stalled development effort for the DuraStack product, and the introduction of the Airborne product line. Though our results reflect the painful cost of confronting these issues, I believe we have made significant progress in defining our opportunities, making the necessary decisions and putting the company in position to grow and prosper long-term. Though our work to re-position the company is not complete, I believe we are now on track to take advantage of the opportunity to become a leader in industrial wireless connectivity solutions.
    "We begin the new fiscal year with a clear vision of the opportunities as well as the challenges we face. We are excited about our prospects for long-term growth and a return to profitability. I believe we have a highly motivated team with the right product at the right time to build an energetic, profitable and growth business in the industrial wireless and connectivity market. We are optimistic that the coming year should reflect these improved opportunities for DPAC employees and shareholders."

    Conference Call

    Management of DPAC will host a conference call today at 10:30 a.m. Pacific/1:30 p.m. Eastern to discuss the fiscal year 2004 operating performance and its new wireless technology. The conference call will feature Interim Chief Executive Officer Kim Early and Chief Financial Officer William Stowell. To participate on the live call, please dial 888-413-5357. A phone replay will be available for 48 hours (beginning two hours after the completion of the conference call) by dialing 888-266-2081 and entering the passcode 445933.

    About DPAC Technologies

    Based in Garden Grove, California, DPAC Technologies provides wireless high-density unique and patented component packaging technology to create high-density, space-saving surface mount electronic components. DPAC's products are used in electronic circuits found in network servers, computer storage devices, guidance systems, medical instrumentation, and communication devices. The Company's web site address is www.DPACTech.com.

    Forward-Looking Statements

    This press release includes forward-looking statements, including statements regarding management's current beliefs concerning the Company's market, technology development, expansion and business plans, the use of its technology in wireless systems, relationships in price parity of existing technology with future technology, and the need for wireless products, which are subject to change. Every statement herein that is not historic in nature is a forward-looking statement for purposes of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may differ materially from those set forth in these statements. Factors that affect DPAC's business include, but are not limited to, the success of Airborne products, future business opportunities with products, the wireless and semiconductor market, protection of technology or proprietary rights, risks of litigation, and general market and economic conditions. More information about the risks and challenges faced by DPAC Technologies Corp. is contained each or any of the Securities and Exchange Commission filings made by the Company on Forms 10-K, 10-Q or 8-K. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.


                        DPAC TECHNOLOGIES CORP.

                  Condensed Balance Sheet Information
                              (Unaudited)

       (In 000's)
                                         February 29,    February 28,
                                            2004            2003
                                          --------        --------

Cash                                        $4,477          $8,197
                                          --------        --------
Current assets                              $6,615         $12,557
Fixed assets, net                            1,538           3,863
Goodwill                                     4,529           4,529
Deferred
     income taxes-LT                            --           4,554
Other assets                                   406             250
                                          --------        --------

Total assets                               $13,088         $25,753
                                          ========        ========

Current liabilities                         $2,338          $2,257
Long-term debt                                 689              99
Shareholders' equity                        10,061          23,397
                                          --------        --------
Total liabilities and
 shareholders' equity                      $13,088         $25,753
                                          ========        ========


                        DPAC TECHNOLOGIES CORP.
                     Condensed Statement of Income
                              (Unaudited)

For Periods Ended February 28, 2003 and
         February 29, 2004
 (in 000's, except per share data)

                                      Fourth Quarter    Fiscal Year
                                       -------------   -------------
                                        2004   2003     2004    2003
                                        ----   ----     ----    ----

Sales                                  $5,641 $6,249  $19,567 $34,490
Cost of sales                           5,640  4,654   18,144  25,693
                                       ------ ------   ------  ------
Gross profit                                1  1,595    1,423   8,797
                                       ------ ------   ------  ------

Sales, general & administrative costs   1,483  1,507    5,121   6,110
Research and development                  560    692    2,829   2,061
Restructuring and impairment charges    2,442     --    2,654      --
                                       ------ ------   ------  ------
Total operating costs                   4,485  2,199   10,604   8,171
                                       ------ ------   ------  ------

Income (loss) from operations          (4,484)  (604)  (9,181)    626

Other income (expense), net                 1      7       21      41
                                       ------ ------   ------  ------

Income (loss) before income taxes      (4,483)  (597)  (9,160)    667

Provision (benefit) for income taxes       --   (204)   4,764  (1,791)
                                       ------ ------   ------  ------

Net income (loss)                     $(4,483) $(392)$(13,924) $2,458
                                       ====== ======   ======  ======

EPS - Basic                            $(0.21)$(0.02)  $(0.66)  $0.12
EPS - Diluted                          $(0.21)$(0.02)  $(0.66)  $0.12

Basic Shares                           21,221 20,988   21,102  21,011
Diluted Shares                         21,221 20,988   21,102  21,233


    CONTACT: DPAC Technologies
             William M. Stowell, Chief Financial Officer
             Kim Early, Interim Chief Executive Officer
             714-898-0007
             William.Stowell@dpactech.com / Kim.Early@dpactech.com www.dpactech.com